CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount to be Registered	Maximum Offering Price Per Share(1)	Maximum Aggregate Offering Price(1)	Amount of registration fee (1)(2)
Common stock, par value $0.01 per share	5,543,685	$15.82	$87,701,096.70	$11,295.90

(1)         Estimated solely for purposes of calculating the registration fee.  The estimate has been computed in accordance with Rule 457(c) under the Securities Act of 1933, as amended (the “Act”), and is calculated based upon the average of the high and low sales prices of the common stock on April 25, 2014, as reported on the New York Stock Exchange.

(2)         Calculated in accordance with Rules 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(7)

Registration No. 333-190532

PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 9, 2013)

5,543,685 Shares

Common Stock

Unless otherwise noted or unless the context otherwise requires, all references in this prospectus supplement no. 2 to “we,” “us,” “our,” “NorthStar,” “the Company” or similar references means NorthStar Realty Finance Corp., including its subsidiaries.  References to the “Operating Partnership” are to NorthStar Realty Finance Limited Partnership and its consolidated subsidiaries, in cases where it is important to distinguish between NorthStar and NorthStar Realty Finance Limited Partnership.

This prospectus supplement no. 2 updates the prospectus dated August 9, 2013, as supplemented by the prospectus supplement dated January 31, 2014, relating to the resale of shares of common stock of NorthStar, by exchanging noteholders identified in the prospectus, that may be issued to them upon the exchange of 5.375% Exchangeable Senior Notes due 2033 issued and sold by the Operating Partnership in private transactions on June 19, 2013 and July 1, 2013, which we refer to herein as the “Notes.”

Investing in our common stock involves risks. See “Risk Factors” beginning on page 5 of the accompanying prospectus dated August 9, 2013 and on page 19 of our Annual Report on Form 10-K for the year ended December 31, 2013.

Neither the Securities and Exchange Commission, or the SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement no. 2 is April 30, 2014.

SELLING STOCKHOLDERS

The following information supplements the information set forth under the caption “Selling Stockholders” in the prospectus dated August 9, 2013, as supplemented by the prospectus supplement dated January 31, 2014. The following updated information is based upon information provided to us by certain holders of the Notes who elected to exchange their Notes (the “Exchanging Noteholders”) and is accurate to the best of our knowledge as of April 25, 2014.

The following table sets forth information, as of April 25, 2014, with respect to the Exchanging Noteholders, the number of shares of NorthStar common stock (i) that the Exchanging Noteholders beneficially owned as of that date and (ii) that is expected to be beneficially owned by the Exchanging Noteholders immediately after the exchange of their Notes, based on our current “Share Settlement” election, as described in Section 4.11(a)(1) of the indenture governing the Notes. The information is based on information provided by or on behalf of the Exchanging Noteholder. The percent of shares of common stock beneficially owned following the exchange is based on 327,096,869 shares of common stock outstanding as of April 25, 2014, plus the number of shares of common stock issuable upon exchange of the Notes beneficially owned by all of the Exchanging Noteholders listed in the table below.

Unless otherwise indicated in the footnotes below, we believe that the Exchanging Noteholders will have sole voting and investment power with respect to all shares beneficially owned. Because the Exchanging Noteholders may offer, pursuant to this prospectus supplement, all or some portion of the common stock listed below, no estimate can be given as to the amount of common stock that will be held by the Exchanging Noteholders upon consummation of any sales. In addition, the Exchanging Noteholders may have sold, transferred or otherwise disposed of, in transactions exempt from registration requirements of the Securities Act of 1933, as amended, some or all of their Notes or common stock since the date as of which such information was provided to us.

Unless otherwise set forth below, the Exchanging Noteholders have not had any material relationship with us or any of our affiliates within the past three years, other than as a noteholder and, if applicable, as a stockholder.

Information about exchanging noteholders may change over time. Any changed information given to us by exchanging noteholders will be set forth in prospectus supplements or amendments to the prospectus dated August 9, 2013 if and when necessary.

	Shares Beneficially Owned Before Offering by the Exchanging Noteholders			Number Of Shares Being Offered For Resale by the Exchanging	Shares Beneficially Owned After Offering by the Exchanging Noteholders
Name	Number		Percent (1)	Noteholders (2)	Number (2)	Percent

Bow Street Master Fund L.P. (3)	1,331,411	(4)	*	517,231	814,180	*
York Credit Opportunities Fund, L.P.(5)	2,457,573		*	2,457,573	—	—
York Credit Opportunities Investments Master Fund, L.P. (6)	2,568,881		*	2,568,881	—	—
Unnamed stockholders or any future transferees, pledgees, donees or successors of or from any such unnamed stockholders (7)

*                                         Less than 1%.

(1)                                 Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934, as amended, using 327,096,869 shares outstanding on April 25, 2014, plus the number of shares of common stock issuable upon exchange of the Notes beneficially owned by all of the Exchanging Noteholders listed in the table. However, we did not assume exchange of any other holder’s Notes.

(2)                                Assumes the Exchanging Noteholders sell (i) all of the common stock being issued to the Exchanging Noteholder upon exchange of the Notes, and (ii) none of the common stock beneficially owned by the Exchanging Noteholder prior to the exchange.

(3)                                Bow Street, LLC, a Delaware limited liability company (“Manager”), is the investment manager of Bow Street Master Fund L.P. (“BSMF”), a Cayman Islands exempted limited partnership.  Bow Street GP, LLC, a Delaware limited liability company (“General Partner”), is the general partner of BSMF, and as such, each of the Manager and General Partner has voting and dispositive power over the shares held by BSMF.  A. Akiva Katz and Howard Shainker (the “Managing Members”) are the managing members of each of the Manager and General Partner, and as such may be deemed to have voting and dispositive power over the shares held by BSMF.  The Managing Members disclaim beneficial ownership of these shares.  The address for each of BSMF, the General Partner, the Manager and the Managing Members is c/o Bow Street, LLC, 1065 Avenue of the Americas, New York, New York 10018.

(4)                                 Includes 814,180 shares of common stock beneficially owned by Bow Street Master Fund L.P. in addition to the shares of common stock issuable upon the exchange of the Notes and is rounded to avoid fractional shares.

(5)                                 York Capital Management Global Advisors, LLC, an investment advisor registered with the SEC (the “Manager”), is the senior managing member of the general partner for York Credit Opportunities Fund, L.P.   James G. Dinan controls the Manager, and as such may be deemed to have voting and dispositive power over the shares held by York Credit Opportunities Fund, L.P.  Mr. Dinan disclaims beneficial ownership of these shares.

(6)                                York Capital Management Global Advisors, LLC, an investment advisor registered with the SEC (the “Manager”), is the senior managing member of the general partner for York Credit Opportunities Investments Master Fund, L.P.   James G. Dinan controls the Manager, and as such may be deemed to have voting and dispositive power over the shares held by York Credit Opportunities Investments Master Fund, L.P.  Mr. Dinan disclaims beneficial ownership of these shares.

(7)                                 We will identify additional exchanging noteholders, if any, by prospectus supplement or post-effective amendment before they offer or sell their securities as and when required.